Exhibit 99.2
Intuitive Surgical, Inc.
Unaudited Preliminary Quarterly and Annual Revenue Data and Metrics

	Three Months Ended			Twelve Months Ended
	December 31, 2020	December 31, 2019	Change	December 31, 2020	December 31, 2019	Change
Revenue ($Millions)
Instruments and Accessories	$746.9	$671.2	11%	$2,455.7	$2,408.2	2%
Systems	366.8	416.2	(12)%	1,178.9	1,346.1	(12)%
Services	215.4	190.3	13%	723.8	724.2	—%
Total Revenue	$1,329.1	$1,277.7	4%	$4,358.4	$4,478.5	(3)%
% Recurring Revenue (1)	76%	70%		77%	70%

Da Vinci Surgical System Shipments by Geography
United States	196	196	—%	600	728	(18)%
Europe	54	54	—%	136	169	(20)%
Asia	48	78	(38)%	157	182	(14)%
Other Markets	28	8	250%	43	40	8%
Total Systems*	326	336	(3)%	936	1,119	(16)%

Ion System Shipments	4	7	(43)%	26	10	160%

Da Vinci Surgical System Shipments by Model
Single Console Si Systems	—	5	(100)%	—	30	(100)%
Single Console X Systems	45	48	(6)%	124	195	(36)%
Dual Console X Systems	1	5	(80)%	8	17	(53)%
Single Console Xi Systems	203	208	(2)%	592	607	(2)%
Dual Console Xi Systems	65	64	2%	186	241	(23)%
SP Systems	12	6	100%	26	29	(10)%
Total Systems*	326	336	(3)%	936	1,119	(16)%
* Da Vinci Surgical Systems Shipped under Operating Leases	120	126	(5)%	317	384	(17)%

Other da Vinci Surgical System Metrics
Procedures (Thousands)	361	339	6%	1,243	1,229	1%
Average Selling Price ($Millions)	$1.43	$1.61	(11)%	$1.50	$1.52	(1)%
Inst & Accy Revenue/Procedure ($Thousands)	$2.06	$1.98	4%	$1.97	$1.96	1%
Installed Base	5,989	5,582	7%	5,989	5,582	7%

(1) We present operating lease revenue, which is classified as systems revenue, as a component of total recurring revenue.

Intuitive Surgical, Inc.
Unaudited Preliminary Trended Annual Procedure Data

	Approximate Procedures (Thousands)			Percentage Change*
	2020	2019	2018	2020	2019
United States
General Surgery	434	421	325	3%	30%
Gynecology	267	282	265	(6)%	6%
Urology	134	138	128	(3)%	8%
Other	41	42	35	(3)%	21%
Total United States	876	883	753	(1)%	17%
Total Outside of the United States	367	346	285	6%	21%
Total Worldwide	1,243	1,229	1,038	1%	18%

* The approximate procedures are rounded to thousands, but the percentage changes are based on unrounded approximate procedures.

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This report contains forward-looking statements. Such statements relate to unaudited preliminary trended annual procedure data, unaudited preliminary fourth quarter and full year 2020 revenue data and metrics, and other related subjects. The unaudited preliminary results are subject to the completion of Intuitive's final closing procedures and the independent audit and, therefore, are subject to adjustment. These forward-looking statements are based on Intuitive's current plans and expectations and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. Please refer to Intuitive’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.